                                                                    Exhibit 10.3

                         CELLULAR MOBILE RADIOTELEPHONY

                                REGION 6 "CENTER"


                               TITLE OF CONCESSION

The Federal Government, through the Ministry of Communications and Transportation, represented herein by its Minister, ANDRES CASO LOMBARDO, hereby grants this Title of Concession to SISTEMAS TELEFONICOS PORTATILES CELULARES, S.A. DE C.V., which for the purpose of this Title shall be referred to, respectively as the MINISTRY and the receiver of the Concession ("GRANTEE"), in accordance with the following antecedents and conditions.


                                   ANTECEDENTS

         I. The 1989-1994 Plan Nacional de Desarrollo (National Development
         Plan) sets forth the importance of updating and improving telecommunications as a mean for the development of the nation and underlines the need to diversify services, improve their quality and expand their coverage with greater participation by private entities.

         II. The technological improvement in switching equipment and cellular radiocommunication systems makes it possible to use more efficiently the redioelectrical spectrum to serve a larger number of users with radiotelephony of improved quality and at a lower cost.

         III. On January 17,1990, Sistemas Telefonicos Portatiles Celulares, S.A. de C.V., filed an application with the Ministry of Communications and Transportation for a concession to install, operate and commercially exploit a mobile radiotelephony public service network with cellular technology in Region 6 "Center".

         IV. In accordance with the provisions of Article 15 of the Ley Generales de Vias de Comunicacion [Law on General Means of Communication (hereinafter the "Communications Law")], the MINISTRY processed the application for the concession, and, in due course, ordered its publication in the Official Gazette and in one of the newspapers of widest circulation in the region, which were made on April 19 and May 4, 1990. The objections raised to said application were rejected by the MINISTRY based on the report of the Advisory Technical Commission of General Means of Communication. In the report it was determined that the objections raised lacked founded grounds.

         V. In accordance with the above-mentioned antecedents and based on the fact that Sistemas Telef6nicos Portbtiles Celulares, S.A. de C.V., met the technical, legal and financial requirements, the Federal Government, through the MINISTRY, based on the provisions of Article 36 of the Organic Law of the Federal Public Administration, and Articles, 1st, 2nd, 3rd, 8th, 14th, 15th and other related provisions of the Law on Communications and Article 4th of its Internal Regulation, grants the following

                                   CONCESSION

To build, install, maintain, operate and commercially exploit for a term of 20 years a public radiotelephony network with cellular technology in the assigned frequency band of 825-835/870-880 MHz., for Region 6 "Center", comprising the States of Aguascalientes, San Luis Potosi, Zacatecas, Guanajuato, Queretaro, and the municipalities of Huejucar, Santa Maria de los Angeles, Colotlan, Teocaltiche, Huejuquilla, Mesquitic, Villa Guerrero, Bolanos, Lagos de Moreno, Villa Hidalgo, Ojuelos y Encarnacion de Diaz of the State of Jalisco.

GRANTEE, through the concessioned mobile public radiotelephony network must provide the subscribers with mobile public radiotelephony service, interconnected to the basic telephone network concessioned to Telefonos de Mexico, S.A. de C.V., and to other networks authorized by the MINISTRY.

GRANTEE accepts this concession in accordance with the terms set forth in the conditions of the eight chapters of this concession, which shall become effective on the date of its execution.

                                                      Mexico City, July 23, 1990



     MINISTER OF COMMUNICATIONS                 SISTEMAS TELEFONICOS PORTATILES

         AND TRANSPORTATION                         CELULARES, S.A. DE C.V.


              (SIGNED)                                      (SIGNED)


        ANDRES CASO LOMBARDO                       GABRIEL ALARCON VELAZQUEZ

                                   CONDITIONS

                                   CHAPTER 1

                     DEFINITIONS AND SCOPE OF THE CONCESSION

1.1.     MOBILE PUBLIC RADIOTELEPHONY NETWORK WITH CELLULAR TECHNOLOGY

         The mobile public radiotelephony network with cellular technology referred to in this concession, hereinafter the "NETWORK", consists of cellular switch exchanges, base radioelectrical stations, links between this exchanges and stations and other facilities and equipment directly involved in the service of transmitting voice and data signals between subscribers of the NETWORK through channels and circuits of radioelectrical frequencies, as well as their interconnection to the basic public telephony network concessioned to Telefonos de Mexico, S.A. do C.V. (hereinafter referred to as "Basic Public Telephony Network") and other public telecommunication networks.

         The subscribers' mobile or fixed radiotelecommunication terminal equipment does not form part of the NETWORK.

         GRANTEE must operate the NETWORK in the frequencies of cellular group "A", which is formed of 333 pairs of frequencies in bands of 825-835/870-880 MHz., with 30 KHz., of spacing between channels, as mentioned in Schedule "B" hereof. Said frequency bands may not be modified without the prior authorization from the MINISTRY.

         The concessioned service area is formed by Region 6 "Center", comprising the States of Aguascalientes, San Luis Potosi, Zacatecas, Guanajuato, Queretaro, and the municipalities of Huejucar, Santa Maria de los Angeles, Colotian, Teocaltiche, Huejuquilla, Mesquitic, Villa Guerrero, Bolanos, Lagos de Moreno, Villa Hidalgo, Ojuelos y Encarnacion de Diaz of the State of Jalisco.

1.2.     MOBILE CELLULAR RADIOTELEPHONY SERVICE

         The cellular mobile radiotelephony service that the GRANTEE is hereby obliged to provide, is a final telecommunication service whereby complete capacity is supplied for voice transmission between subscribers, as well as its interconnection with the users of the basic public telephony network and other authorized public telecommunications networks.

         GRANTEE, in order to provide a complete public radiotelephony service agrees to:

                  a) Install, maintain and operate the network to allow the transmission of signals between the terminal radiotelephony equipment of the subscribers, as well as its interconnection with the basic telephony network and other telecommunication networks authorized by the MINISTRY.

                  b) At the request of the subscribers, supply, connect and maintain the terminal radiotelephony equipment.

                  The subscriber may acquire the terminal equipment from another independent competing company and the GRANTEE shall be obliged, in order to provide the service of transmission of signals, to connect said equipment to the NETWORK. GRANTEE shall not be obliged to provide maintenance service to terminal equipment of those subscribers that acquire it from another company.

                  c) Provide long distance telephone service to its subscribers, through the interconnection with the basic telephony public network and other long distance networks authorized by the MINISTRY.

                  d) Provide public radiotelephony booths service, which are terminal equipment that forms part of the NETWORK and which shall be available to the public.

1.3.     MARKETING, INSTALLATION AND MAINTENANCE OF TERMINAL EQUIPMENT

         The marketing, installation and maintenance of the terminal radiocommunication equipment for the public, shall be handled by the GRANTEE through a separate accounting, by one of its affiliates, subsidiaries or commercial agents.

         In the rendition of the concessioned services, the GRANTEE shall be directly liable to the MINISTRY and the users. The standard agreements with the commercial agents must be authorized by the MINISTRY prior to its execution.

1.4.     COMPLEMENT AND VALUE ADDED SERVICES

         GRANTEE shall require a permit from the MINISTRY to provide special and complement telecommunication and value added or teleinformation services.

         If applicable, the GRANTEE shall provide this services on a competitive basis by maintaining a separate account or thorough its affiliates or subsidiaries, when so determined by the MINISTRY.

                                   CHAPTER 2

                               GENERAL PROVISIONS

2.1.     APPLICABLE LAWS

         The public service subject matter of this concession is governed by the Mexican Constitution, the Law on Communications and the Ley General de Bienes Nacionales (General Law on National Assets) and its regulations; by the international treaties and conventions executed and ratified by the Mexican government and that are in relation with this concession, and by the laws in force and the terms of this concession.

2.2.     MAJORITY CONTROL OF SHARE CERTIFICATES BY MEXICANS

         GRANTEE covenants and agrees that its capital and its board of directors shall be structured in such a way that the authority to control and manage the corporation shall always rest with Mexican shareholders.

         Foreign investment may not exceed 49% of the total shares representing the capital stock.

2.3.     AMENDMENTS TO THE BY-LAWS

         GRANTEE covenants and agrees to submit to the approval of the MINISTRY any amendments to its deed of incorporation, by-laws, capital increases, composition of its capital stock and regulations in connection with its dealings or relations with the public, prior to its execution.

2.4.     RIGHTS IN REM AND COMPETITION

         This concession does not create rights in rem in favor of the GRANTEE or third parties in regard to the assets of national domain destined to the concessioned services. Therefore, any monopoly practice by the GRANTEE regarding said assets shall give rise to the early termination of this concession.

         The MINISTRY reserves the right to grant other concession or concessions in favor of third parties to commercially exploit, within the same geographical area or in an other area, services identical or similar to those that are subject matter of this concession,

         The MINISTRY may grant concessions or permits for the establishment of telecommunication services that compete with those of the GRANTEE. To grant other concessions, the MINISTRY shall take into account the efficiency of the public service subject matter of this concession, the financial stability of the GRANTEE and fair competition.

2.5.     ASSIGNMENT OF RIGHTS

         GRANTEE may not assign, transfer, or dispose in any manner whatsoever, totally or partially, of this concession or the rights derived therefrom, without the prior approval from the MINISTRY.

         If the MINISTRY grants its consent, the respective agreement or contract shall be subject to the applicable laws and regulations.

         The assets specified in Article 192 of the Communications Law, with the exception of the band of the assigned radioelectrical spectrum, may be mortgaged or encumbered.

2.6.     PROHIBITION TO ASSIGN RIGHTS TO FOREIGN GOVERNMENTS OR STATES

         In no event may the GRANTEE, directly or indirectly, assign, mortgage or in any manner encumber or dispose of this concession, the rights granted herein, the works and installations, shares certificates, issued debentures or bonds, to any foreign government or state or admit them as partners or associates. Any transaction carried out in violation of this provision shall be null and void.

         Furthermore, if a foreign government acquires shares, debentures or bonds issued by the GRANTEE, the same shall become null and void as of the date of such acquisition.

         Mexican companies which are shareholders of the GRANTEE may have, as minority shareholders, foreign state-owned companies, provided said foreign companies agree to be considered as Mexicans in regard to the titles they may acquire, not to request or accept the intervention of the government of their country of origin or of any other country, and of international organizations, weather public or private, under the penalty to forfeit all the assets or rights they may have acquired for the benefit of the Mexican Nation.

2.7.     RESTRICTIONS OF THE POWERS OF ATTORNEY

         GRANTEE may in no event grant general irrevocable powers-of-attorney for lawsuits and collections, acts of administration or acts of domain in favor of companies that, directly or indirectly, result in the displacement of the rights and obligations of the GRANTEE established in this concession.

2.8.     PROHIBITION TO RESORT TO FOREIGN INTERVENTION

         GRANTEE has evidenced to the MINISTRY that it is incorporated in accordance with the laws of the Mexican Republic and that therefore, it shall not have, in connection with the validity, construction or execution of this concession, other rights and remedies than those granted by the Mexican laws to Mexican nationals. Accordingly, GRANTEE covenants and agrees not to request or accept in connection with the services referred in this concession, the diplomatic intervention of any public or private international organization, under the penalty of forfeiting for the benefit of the Mexican Nation, all assets and rights it may have acquired to construct, create and commercially exploit the communication means and the concessioned services.

2.9.     ANTITRUST

         In no event shall GRANTEE use unlawful restrains to hinder fair competition in those activities where GRANTEE is directly involved or on those that it conducts through its subsidiaries.

         GRANTEE is prohibited from carrying out or executing acts, agreements, contracts or combinations thereof with the intent of obtaining an unlawful exclusive advantage in its favor or in favor of other persons, or that is aimed to create a monopoly on the market of other complemental services.

2.10.    PROHIBITION OF CROSS-SUBSIDIES AND PREFERENTIAL TREATMENT

         GRANTEE may not receive from or grant subsidies to any other of the grantees of telecommunication services or preferential treatment. GRANTEE must inform the MINISTRY of the steps taken to settle complaints filed by its clients or by other companies that compete with the GRANTEE regarding violations of this provisions.

                                   CHAPTER 3

                          NETWORK EXPANSION AND UPDATE

3.1.     EXPANSION PROGRAM

         GRANTEE agrees to prepare and submit each year to the MINISTRY its five-year program, outlining and detailing, the quality, coverage and update objectives for the first two years. In order to maintain the consistency of this program with the National Development Plan and with the Regional Telecommunication Program, GRANTEE shall discuss said program with the MINISTRY. GRANTEE shall inform annually to the MINISTRY its compliance with the referred program.

         GRANTEE agrees to install the NETWORK with a minimum capacity to serve:

         -- In the first year, 8,500 users in 12 towns

         -- In the fifth year, 27,000 users in 20 towns


         At the end of the fifth year of this concession, the NETWORK must have a territorial coverage of Region 6 "Center", serving those cities and towns where at least 75% of the population lives.

         GRANTEE agrees to comply with the quality standards approved by the MINISTRY.

         When GRANTEE installs the equipment to be used in the operation of the NETWORK, it shall take into account the safety and convenience of the public, of its assets and of other public services, as. to not interfere with the normal performance thereof.

3.2.     NETWORK LINKS

         GRANTEE may install and operate the transmission and switching infrastructure it may require to transmit communication, control and supervision signals between its cellular switch exchanges and the base radioelectrical stations and of interconnection with other networks or, else, it may use the networks of other companies or entities authorized by the MINISTRY to provide said services to third parties.

3.3.     RURAL RADIOTELEPHONY

         GRANTEE agrees to expand NETWORK coverage in order to cover rural areas in accordance with the programs it may agree upon with the MINISTRY every five years.

3.4.     PUBLIC RADIOTELEPHONY BOOTHS

         GRANTEE agrees to install and maintain in operation radiotelephony public booths in its service area, in accordance with the expansion program it may have agreed upon with the MINISTRY every five years. GRANTEE shall discuss, from time to time, with the MINISTRY, the guidelines to determine where the new public radiotelephony booths must be installed.

3.5.     TECHNICAL PLANS AND STANDARDS

         GRANTEE agrees to comply with the technical standards indicated by the MINISTRY and to submit to the MINISTRY's consideration the plans for the numbering, signaling, transmission, switching, synchronization and rate fixing, taking into account the needs of other public operators of telecommunications services interconnected with the NETWORK and those of its final users.

3.6.     APPROVAL OF EQUIPMENT

         GRANTEE agrees to install in its network, switching and transmission equipment that meets national standards and regulations applicable to public telecommunication networks, which must comply with the approval and registration standards established by the MINISTRY.

         In order to facilitate the fulfillment of the above-mentioned condition, the MINISTRY shall promote the establishment and efficient performance of Advisory Standardization Committees in those industries where the GRANTEE or its suppliers participate, as well as of testing laboratories.

3.7.     NETWORK MODIFICATIONS

         GRANTEE must obtain the authorization of the MINISTRY to carry out modifications to the NETWORK, when such modifications alter the functioning of telephones and of other networks interconnected thereto.

3.8.     UPDATING NETWORK

         GRANTEE agrees to update and digitize the NETWORK for the concessioned service by bringing about technological improvements that allow a better use of the frequencies allocated, as well as the improvement of the quality and productivity of the service.

3.9.     TECHNICAL AND INDUSTRIAL RESEARCH

         In coordination with the Mexican Institute on Communications and other research institutions, GRANTEE agrees to promote technical and industrial research in matters of mobile cellular radiotelephony and similar services.

         Under the terms determined by MINISTRY, GRANTEE agrees to assist in the updating of the infrastructure owned by the MINISTRY for the supervision and control of radioelectrical spectrum.

3.10.    TECHNOLOGICAL TRAINING AND EDUCATION

         GRANTEE shall develop training programs for its personnel in order to assist in its updating. In addition, in order to promote professional development of radiotelecommunications, GRANTEE shall establish support programs for technical education, which shall be coordinated with the leading Mexican education institutions.

                                   CHAPTER 4


                          SERVICE OPERATION AND QUALITY

4.1.     QUALITY OF SERVICE AND CONTINUITY

         GRANTEE agrees to provide the public service subject matter of this concession, in an efficient and continuous manner, meeting the quality and operation standards established by the MINISTRY.

         The concessioned network must be capable of serving the traffic calls of its subscribers with a 0.02 probability of blockage, in addition to achieving call connection time of less than 10 seconds in 80% of the cases, provided there are no obstacles beyond the control of the GRANTEE.

         GRANTEE agrees to establish quality measurement and control systems for the concessioned service. Said systems must be transparent, reliable and easily verifiable by the MINISTRY. At minimum, the system must include parameters related to the goals and quality standards that may be established.

4.2.     EQUAL TREATMENT

         In the rendition of the services subject matter of this concession, GRANTEE shall refrain from granting privileges or making distinctions in favor of or against certain individuals or corporations.

4.3.     CONFIDENTIALITY OF SERVICE

         In the rendition of the concessioned services, GRANTEE must guarantee the confidentiality of the information of the users of the service and of those generated through the public concessioned network and not to disclose it unless prior authorization to that effect is obtained.

4.4.     TELEPHONE DIRECTORY

         GRANTEE must provide telephone consultation services to the directory in those cases where the users have requested specifically such service.

4.5.     COMPLAINT AND REPAIR SERVICE

         GRANTEE must establish an efficient system for the reception and processing of claims and NETWORK breakdowns, and shall monthly inform to the MINISTRY the volume of complaints presented, the results of the repair services and the application of discounts resulting from the interruption of the service and other compensations derived from noncompliance with the quality standards.

4.6.     QUALITY MEASUREMENT AND CONTROL EQUIPMENT

         GRANTEE agrees to publish every two years, upon prior agreement with the MINISTRY, a system of quality standards for the concessioned service, which shall be updated from time to time in accordance with international standards.

         Likewise, the system must set forth the compensation which the users shall be entitled to receive in the event GRANTEE fails to comply with the establish quality standards.

         GRANTEE must take all reasonable steps to guarantee the accuracy and reliability of any measuring device used in connection with the system for the purpose of quality measuring and invoicing. In addition, GRANTEE shall keep all records that the MINISTRY deems advisable in connection with any measuring device that the MINISTRY considers to be a source of problems.

         GRANTEE agrees to allow the MINISTRY to review and inspect the form in which any measuring device is used and agrees to allow the MINISTRY to conduct tests for the purpose of evaluating their accuracy, reliability and compliance with standards.

4.7.     SERVICE INTERRUPTION

         Whenever service is interrupted for more than 72 consecutive hours, GRANTEE shall grant to the users a discount of the applicable fees for all the time of the interruption of services, even in those cases where the suspension is due to acts of God or force majeure. The discount made to the users shall in no way affect MINISTRY's right to impose administrative sanctions.

4.8.     EMERGENCY SERVICES

         GRANTEE must prepare a plan which shall be agreed upon with the MINISTRY, to provide emergency services in cases where acts of God or force majeure cases may arise.

         GRANTEE agrees to provide emergency services within its concessioned area free of any charge. In addition, GRANTEE agrees to provide assistance services to emergency institutions and organizations, giving priority to their communications. GRANTEE shall provide the emergency, safety and assistance services in accordance with applicable international treaties.

4.9.     CODE OF COMMERCIAL PRACTICES

         Within the six months following the granting of the concession, GRANTEE must deliver to the users of the concessioned service, a code of commercial practices that regulates the relation an dealings of the GRANTEE with the users of the service. Said commercial code shall be previously submitted to the MINISTRY for its authorization. The code shall serve as a guide for the GRANTEE's clients and employees in connection with any dispute or complaint that may arise in the rendition of the services. The commercial code shall be reviewed by both the MINISTRY and the GRANTEE every three years.

4.10.    SERVICE AGREEMENT

         GRANTEE must execute a service agreement with all the users of the concessioned service. Said agreement shall establish the general conditions of the service and shall not contravene the conditions of this concession.

         GRANTEE must submit to the MINISTRY the standard service agreement for its approval.

4.11.    RESPONSIBILITY TOWARDS THE USERS

         GRANTEE shall be the sole responsible party in the rendition of the concessioned services. Consequently, the MINISTRY is released from any liability towards the users of the concessioned service. In the event GRANTEE does not provide the concessioned service in accordance with the terms and conditions stated in this concession, the MINISTRY shall have the right to take whatever measures it deems necessary.

4.12.    PROHIBITION TO CONDUCT CONDITIONED SALES

         Unless unavoidable technical conditions exit, GRANTEE shall refrain from forcing the users of the concessioned service to acquire other assets, services or securities as a condition to provide the service.

4.13.    PROHIBITION TO CONDITION PURCHASE OF EQUIPMENT

         GRANTEE shall refrain from making a condition to purchase materials, telecommunication equipment or services, that the supplier of such goods, equipment or services, covenants to sell exclusively the goods or services of the GRANTEE.

                                   CHAPTER 5

                                 INTERCONNECTION

5.1.     INTERCONNECTION WITH THE BASIC PUBLIC TELEPHONY NETWORK

         GRANTEE agrees to interconnect the NETWORK with the basic public telephony network concessioned to Telefonos de Mexico, S.A. de C.V. ("Telmex"). For such purpose, GRANTEE may execute an interconnection agreement, which shall include at minimum the following:

                  1) the method to be adopted to establish and maintain the connection;

                  2) the connecting points of the NETWORK in which the connection is to be made, including arrangements to determine the point where the signals are to be transferred from one telecommunication network to another and the arrangements to transmit and route signals in case of an emergency;

                  3) the dates or period when the GRANTEE or Telmex agree to carry out or permit that the interconnection arrangements are carried out;

                  4) the necessary capacity to permit that the traffic of signals between the NETWORK and the other networks may be of reasonable quality;

                  5) the dates or periods that the GRANTEE or Telmex agree upon to review the terms and conditions of the agreement;

                  6) the form on which the signals must be transmitted or received at the terminal points of the NETWORK, including numbering arrangements and signaling methods;

                  7) the procedure to guarantee that signals are received with a quality that is consistent with the recommendations of the International Union on Telecommunications, accepted by Mexico or any other standard that from time to time may be accepted by the MINISTRY;

                  8) the collection arrangements between GRANTEE and Telmex for signals transmitted to third parties by virtue of interconnection within or outside the Mexican Republic;

                  9) provisions for contingent obligations that any of the parties may experience as a result of the interconnection.

                  10) the charges and rates that must be paid to Telmex by GRANTEE; and

                  11) any other matter that the MINISTRY deems necessary.

         If after a term that at the sole discretion of the MINISTRY is reasonable, GRANTEE and Telmex have not reached an interconnection agreement, at the request of any of the parties, the MINISTRY shall determine the terms and conditions of those items to which the parties have not reached an agreement. To that effect, the following guidelines must be followed:

                  a) GRANTEE shall reimburse to Telmex the cost of establishing and maintaining the interconnection, through an arrangement which must include a complete allocation of costs attributable to the services rendered;

                  b) that Telmex receives and indemnification for damages that may be caused to the NETWORK resulting from the interconnection and that GRANTEE maintains Telmex free from all and any liabilities with third parties;

                  c) that the quality of all telecommunications services rendered through the NETWORK and other interconnected networks is maintained at all times;

                  d) that the requirements of fair competition are met;

                  e) that any other matter required for the protection of the rights of Telmex and GRANTEE is fairly taken into account, including the need to assure that;

                         -- the connection arrangements are consistent with acceptable engineering principles and practices;

                         -- the GRANTEE is not obliged to unduly rely on the services rendered by Telmex;

                         -- Telmex obligations with the GRANTEE are established taking into account Telmex's obligation to create connecting points for others;

                         -- where possible, the arrangements to be made under this condition are similar to those with other operators, without taking into account the diversity or number of operators that may contract with Telmex in accordance with this condition; and

                         -- the technical developments and numbering arrangements of the NETWORK are not limited beyond what is deem advisable;

                  f) That the costs of the interconnection and other services to the GRANTEE reflect their cost of rendition and that said costs are competitive in an international level.

         GRANTEE shall not be obliged to execute interconnection agreements with operators in any of the following events;

                  i) When, in the opinion of the GRANTEE, it may endanger life or safety of human beings or cause death or damages to persons, property or to the quality of any of the telecommunication services rendered through the NETWORK, provided that the MINISTRY has not expressed a contrary opinion;

                  ii) When, in the opinion of GRANTEE, it is not advisable to require the connection or to allow it at the time and in the manner required by GRANTEE, taking into account the technical development of the NETWORK or any other aspect that is deemed relevant, provided that the MINISTRY has not expressed a contrary opinion;

         GRANTEE must connect and provide services to any user that request such service, provided the user has terminal equipment approved by the MINISTRY. GRANTEE shall refrain from obligating the users to acquire equipment or other assets as a condition to provide the services subject matter of this concession.

5.2.     INTERCONNECTION WITH OTHER PRIVATE AND PUBLIC NETWORKS

         GRANTEE agrees to interconnect the NETWORK with other public networks authorized by the MINISTRY that request it in writing, as well as with private networks under the terms to be agreed upon.

         In the event an agreement for the interconnection services is not reached, the MINISTRY shall resolve such matter at its sole discretion. Furthermore, when the public interest demands it, GRANTEE agrees to combine its services with other authorized telecommunication services.

5.3.     COMMUNICATION OF USERS IN NETWORKS OF OTHER REGIONS

         GRANTEE agrees to carry out negotiations so that the users, if requested, may use the cellular radiotelephony services in the networks concessioned in other regions, as well as to permit users of other networks to use the NETWORK of the GRANTEE.

         If the parties fail to reach an agreement, the MINISTRY shall resolve the matter at its sole discretion.

         GRANTEE agrees take whatever measures deemed necessary to ensure that the users are able to intercommunicate with the radiotelephony networks of other operators.

5.4.     CAPACITY AND QUALITY FOR INTERCONNECTION

         GRANTEE agrees to install sufficient capacity to meet the demand of interconnection services in accordance with the technical standards approved by the MINISTRY and in accordance with the terms and conditions of the service agreements to be executed.

         GRANTEE covenants not to affect the quality or interfere in the rendition of the service of other interconnected networks or equipment.

5.5.     INTERCONNECTION WITH FOREIGN NETWORKS

         In the event that in order to interconnect the network of the GRANTEE with foreign networks it is necessary to execute an agreement with a foreign government, GRANTEE shall carry out all arrangements that may be necessary for the execution of the respective agreement, through the MINISTRY, acting as representative of the Federal Government.

         In the event the arrangements have to be made with a foreign company, the GRANTEE shall request the prior authorization of the MINISTRY for the execution of the interconnection agreement and shall submit true and complete copies of said agreements with the MINISTRY. The MINISTRY shall have the right to require amendments to said agreements whenever it deems that the interest of other network operators, the users of the network or those of the Mexican nation are unduly affected.

         Unless GRANTEE has grounds to do so, it shall not hinder any other authorized operator of telecommunications services from connecting its network to a network outside the Mexican Republic or from participating in any international agreement.

                                   CHAPTER 6

                  REGULATION OF RATES AND FINANCIAL EQUILIBRIUM

6.1.     APPLICABLE RATES

         GRANTEE shall submit to the MINISTRY for its approval the maximum rates for the services rendered in accordance with this concession. This rates shall be competitive at an international level. GRANTEE shall submit to the MINISTRY the studies of rates it has conducted, including progress in productivity and service costs.

         If, in the opinion of the MINISTRY, sufficient competition may arise in any of the services rendered by GRANTEE, a wider flexibility in rate control may be authorized.

         Competitive rates shall be formulated provided said rates are not based direct loss derived from the commercial exploitation of the public service subject matter of this concession.

6.2.     ACCOUNTING OF COSTS

         GRANTEE must maintain a service cost and income accounting system, where the performance of this items is identified.

         The accounting records mentioned in this paragraph must accurately reflect the costs (including capital expenditures), income, fixed assets used in the rendition of the services and liabilities attributable to said service. The MINISTRY may request from GRANTEE said reports for each fiscal year or for an specific term; but in no event shall this reports be requested more than every quarter.

6.3.     RATES IN PUBLIC BOOTHS

         The maximum rate for public boots shall be those authorized for urban and rural radiotelephone service.

6.4.     PUBLICATION OF RATES

         At least one a year, GRANTEE shall publish in the Official Gazette of the Federation and in the newspapers of widest circulation in Mexico, the maximum rates and charges for the services rendered in accordance with this concession.

6.5. PARTICIPATION IN THE INCOME DERIVED FROM THE COMMERCIAL EXPLOITATION OF THE SERVICES

         In accordance with the provisions of Article 110 of the Communications Law, GRANTEE must pay to the Federal Government, as an initial participation, the amount of $19,789,

         000,000.00 (NINETEEN THOUSAND SEVEN HUNDRED AND EIGHTY NINE MILLION PESOS 00/100), as follows: 50% prior to the granting of this concession, 25% within a term not exceeding 90 calendar days from the date the concession is granted, and the remaining 25% within a term shorter than or equal to 180 calendar days. This term shall be computed from the date of this concession. In addition, GRANTEE shall pay to the MINISTRY an annual participation equal to 7% of the gross income derived from the commercial exploitation of the concessioned services.

         The above-mentioned participation must be paid by the GRANTEE to the Federal Government every six months within the first month following the expiration of the operating semester of service, in Mexican currency and in the offices of the Treasury of the Federation through a documents issued in favor of the latter.

         In the event that subsequently to the granting of this concession any other assessment or encumbrance is established in connection with the commercial exploitation and use of the general means of communication subject matter of this concession, or in the rendition of the mobile public radiotelephony service with cellular technology, the percentage of participation on income referred in this paragraph, shall be reduced in the same proportion.

         To guarantee payment of the outstanding percentages that correspond to the initial participation, GRANTEE obligates itself to deliver, prior to the granting of this concession, a bond in the amount of the respective payments, issued by an authorized bonding institution. The bond must include a statement to the effect that the bonding institution agrees to be bound by the provisions of articles 95 and 118 of the Federal Law on Bonding Institutions and waives its rights of "order and execution". Such bond shall be issued in accordance with the format previously approved by the Treasury of the Federation.

6.6.     INVOICING

         GRANTEE shall invoice to the subscribers for an amount equivalent to the contracted services used. Said invoice shall be itemized and shall reflect the time used in long distance services or in interconnection with other regions, as well as the place to which each call was made. In addition, in the event special services had been contracted and rendered, such invoice shall provide a detailed description of such services.

                                   CHAPTER 7

                     INSPECTION, SUPERVISION AND INFORMATION

7.1.     INSPECTION

         The MINISTRY shall have at all times the right to supervise and inspect the installation and services rendered by GRANTEE, and GRANTEE shall be obliged to assist the MINISTRY in the performance of such inspections in accordance with all legal and regulatory provisions.

7.2.     ASSESSMENT OF EXPANSION GOALS

         Every six months, GRANTEE shall file with the MINISTRY a report on the progress of the expansion programs referred to under Chapter 3 hereof. On a yearly basis, the MINISTRY shall evaluate GRANTEE's compliance with the established goals.

7.3.     ASSESSMENT OF SERVICE QUALITY

         The MINISTRY shall review and asses the quality of the services rendered by the GRANTEE in accordance with the provisions of Chapter 4 hereof. For the purpose of such assessment, the MINISTRY shall conduct aleatory, independent and permanent sampling of the qualities measured, thus verifying the information of GRANTEE's control systems.

7.4.     TECHNICAL AND STATISTICAL DATA

         GRANTEE agrees to file with the MINISTRY all technical, administrative and financial information in accordance with relevant legal and regulatory provisions. Such information shall be treated as confidential.

                                   CHAPTER 8

                        TERM, TERMINATION AND EXPIRATION

8.1.     TERM AND REVIEW OF THE CONCESSION

         This concession shall be in force for a term of 20 years which shall commence on the date of its publication in the Official Gazette of the Federation and, upon the parties agreement, shall be reviewed whenever required.

         Items of this concession such as expansion, update, operation, quality of services and rates shall be reviewed from time to time in accordance with the terms of this concession.

         In the event amendments are agreed, they shall become effective one year after they have been approved, GRANTEE, at its own cost shall publish in the Official Gazette of the Federation the amendments to the terms of this concession.

8.2.     EXTENDED TERM

         It GRANTEE has complied in all material respects with this concession; has not incurred in any of the events of early termination; has filed a written application to the MINISTRY with at least five years prior to the expiration of this concession, and accepts the new conditions which may be imposed in the rendition of the concessioned services; then, the MINISTRY may extend the term of this concession.

         No later than 180 days following the date on which GRANTEE filed its application in accordance with the preceding provisions, the MINISTRY shall decide on whether or not extend the term of this concession.

8.3.     RIGHT OF REVERSION

         Upon the expiration of this concession and of its extensions, if any, title over the assets used in the commercial exploitation of the concessioned services shall pass to the Mexican Nation in accordance with the applicable laws.

8.4.     EARLY TERMINATION

         In addition to the events set forth in the applicable laws and regulations, this concession shall terminate upon the occurrence of any of the following events:

                  a) If, notwithstanding a written admonition by the MINISTRY, the services are not performed regularly and efficiently by the GRANTEE in accordance with the established quality standards.

                  b) If, without the prior approval from the MINISTRY, GRANTEE suspends, totally or partially the services without justified reasons.

                  c) GRANTEE fails to meet the expansion goals and conditions.

                  d) GRANTEE modifies or alters the authorized installations or operating conditions of the concessioned service, without the MINISTRY's prior approval.

                  e) If, after the written admonition from the MINISTRY, the material terms and conditions established in this concession are breached.

                  f) GRANTEE's refusal to interconnect with other radiotelephonic service operators without justified reasons.

                  g) In the event GRANTEE permits that foreign investors have control of more than 49% of the shares representing its capital stock or have the power to determine management of the corporation.

                  h) GRANTEE renders telecommunication services not contained in this concession, without the MINISTRY's prior approval.

                  i) GRANTEE conceals or refuses to provide information to the MINISTRY, without justified reasons.

                  j) voluntary or involuntary bankruptcy of the GRANTEE

                  k) GRANTEE's failure to pay to the Federal Government the State's share of revenue.

                  l) If, in violation of the provisions of clause 2.10 hereof in connection with cross subsidies and preferential treatment, GRANTEE fails to comply with the MINISTRY's instructions.

                  m) GRANTEE disposes, assigns or transfers the assets required for the public service, without the prior approval from the MINISTRY.

         Early termination of this concession shall be subject to the procedure established in the applicable laws.

8.5.     REDUCTION OF THE SCOPE OF THE CONCESSION

         The scope of this concession for an specific area or service may be reduced in the event any of the conditions mentioned in paragraphs a),
         b) or c) of clause 8.4 arises in relation to such zone or specific service.

8.6.     GUARANTEE OR BOND

         In order to guarantee compliance with the obligations impose in this concession, no later than 30 days following the date of this concession, GRANTEE shall contract a bond in the amount of $1,500,000,000.99 (ONE THOUSAND FIVE HUNDRED MILLION PESOS 00/100) from an authorized bonding institution and in favor of the Treasury of the Federation. Said guarantee shall remain in full force and effect throughout the term of the concession. If in the opinion of the MINISTRY it becomes necessary to increase the amount of the bond.

         GRANTEE agrees to increase said bond within the 10 working days following the date on which the MINISTRY resolves about the increase.

         The bond must include a statement to the effect that the bonding institution agrees to be bound by the provisions of Articles 95 and 118 of the Federal Law on Bonding Institutions and waives the benefits of "order and executio". The bond must be issued in accordance with the approved format of the Treasury of the Federation.

8.7.     SANCTIONS

         The MINISTRY shall apply the administrative sanctions set forth in the applicable laws and regulations regarding the services subject matter of this concession and those set forth in this concession, without affecting the right of any other authority to impose any other penalties or sanctions.

         Sanctions shall be imposed by the MINISTRY in accordance with the procedure set forth in Article 34 of the Communications Law.

8.8.     ADMINISTRATIVE AND JUDICIAL JURISDICTION

         For all matters related to this concession, except for those of an administrative nature which shall be resolved by the MINISTRY, GRANTEE submits itself to the jurisdiction of the Federal Courts of Mexico City, Federal District and waives any other jurisdiction it may be entitled to by virtue of its present or future domicile.

                                                      MEXICO CITY, JULY 23, 1990


   MINISTER OF COMMUNICATIONS                  SISTEMAS TELEFONICOS PORTATILES

       AND TRANSPORTATION                          CELULARES, S.A. DE C.V.


            (SIGNED)                                       (SIGNED)


      ANDRES CASO LOMBARDO                        GABRIEL ALARCON VELAZQUEZ

            AMENDMENTS TO THE TITLE OF CONCESSION GRANTED TO SISTEMAS
             TELEFONICOS PORTATILES CELULARES, S.A. DE C.V. FOR THE
                 RENDITION OF THE CELLULAR MOBILE RADIOTELEPHONY
                          SERVICES IN REGION 6 "CENTER"


                                   ANTECEDENTS

I. On July 19, 1990 SISTEMAS TELEFONICOS PORTATILES CELULARES, S.A. DE C.V., received a concession to build, install, maintain, operate and commercially exploit for a term of 20 years a mobile public radiotelephony network with cellular technology in the assigned frequency of 825-835/870-880 MHz for Region 6 "Center", encompassing the States of Aguascalientes, San Luis Potosi, Zacatecas, Guanajuato, Queretaro and the municipalities of Huejucar, Santa Maria de los Angeles, Colotlan, Teocaltiche, Huejuquilla, Mesquitic, Villa Guerrero, Bolanos, Lagos de Moreno, Villa Hidalgo, Ojuelos y Encarnacion de Diaz of the State of Jalisco.

II. The Ministry granted the concessions in the frequencies of cellular group "A" through a public bid published in the Official Gazette of the Federation on November 6, 1989. Said public bid set forth that the public service was to be concessioned initially to only one entity and that interconnection rates similar to those charged internationally would be applicable.

III. Pursuant to the general application prepared by the Asociacion Mexicana de Concesionarios de Radiotelefonia Celular ("AMORCE"), based on the provisions of clauses 2.4 and 8.1 of the Title of Concession for Region 6 "Center", on October 29, 1990, SISTEMAS TELEFONICOS PORTATILES CELULARES, S.A. DE C.V., requested to the Ministry of Communications and Transportation the amendment of clause 6.5 of the Title of Concession. Said application set forth that due to certain changes experienced by the cellular telephony industry that affect the financial equilibrium of the company, a review of the participation of the Federal Government in the income derived from the rendition of the concessioned service was necessary.

                                   WITNESSETH

I. WHERE AS, with the purpose of promoting the expansion, update and quality of cellular mobile radiotelephony service, the Ministry deem convenient to process the application of RADIOMOVIL DIPSA, S.A. DE C.V., for the exploitation of a cellular mobile radiotelephony service in the area concessioned to your company.

II. WHERE AS, in order to cover the costs incurred in the rendition of the service, and contribute to the expansion of the base local network, the Ministry deemed convenient to authorize an increase in the rates charged for the interconnection to the public telephony network above the international levels, while in order to eliminate cross subsidies, for the period 1991-1996, Telmex's rates for local services were authorized to increase gradually, as set forth under Chapter VI of Telmex's Title of Concession.

III. WHERE AS, clause 2.4 of the Title of Concession of SISTEMAS TELEFONICOS PORTATILES DE COMUNICACION, S.A. DE C.V., sets forth that the Ministry reserves the right to grant to third parties other concessions to commercially exploit within the same geographical area or in a different area, services identical or similar to those granted to the receiver of the concession, for which purpose the Ministry shall take into account the efficiency of the public service, the financial stability of the receiver of the concession and the conditions of fair competition.

IV. WHERE AS, the Ministry has conducted the technical and financial studies, which show that the expected financial equilibrium for the concessioned service was affected as result of the anticipated competition of the subsidiary of Telmex and a temporally increased rate in the interconnection to the basic telephony network above international levels (to enable Telmex to balance its rate structure).

V. WHERE AS, the financial studies conducted by the Ministry further show that the Federal Government's income was not affected due to the fact that Telmex's subsidiary will pay in advance an equivalent amount for eight regional concession in cellular frequency group "B".

VI. WHEREAS, in accordance with the foregoing antecedents and witnesseth and based on the provisions of articles 36 of the Ley Organica de la Administracion Publica Federal (Organic Law of the Federal Public Administration); 3, 4, 15, 51 and 85 of the Ley General de Vias de Comunicacion (General Law on Communications); article 4, paragraph II and IX of the Reglamento de Telecomunicaciones (Telecommunications Regulation) and clauses 2.4 and 8.1 of the Title of Concession granted to SISTEMAS TELEFONICOS PORTATILES CELULARES, S.A. DE C.V., and based further on the powers conferred to me by articles 4 and 5 of the Interior Rulings of this Ministry, it is hereby authorized to amend the Title of Concession as follows:


                                    AMENDMENT

In accordance with the provisions of Article 110 of the Communications Law, GRANTEE must pay to the Federal Government, as an initial participation, the amount of $14,841'750,000.00 (FOURTEEN THOUSAND EIGHT HUNDRED AND FORTY ONE MILLION SEVEN HUNDRED

AND FIFTY THOUSAND PESOS 00/100), as follows: $9,894'500,000.00 (NINE THOUSAND EIGHT HUNDRED AND NINETY FOUR MILLION FIVE HUNDRED THOUSAND PESOS 00/100) prior to the granting of this concession, the remaining amount in two equal installments payable on November 30, 1991 and February 29, 1992. In addition, an annual participation of 7% of the gross income derived from the commercial exploitation of the concessioned services shall be paid to the Ministry.

VII. Each and every one of the conditions set forth in the Title of Concession granted to SISTEMAS TELEFONICOS PORTATILES CELULARES, S.A. DE C.V., shall survive this amendment.



                                                      MEXICO CITY, APRIL 1, 1991


                  MINISTRY OF COMMUNICATIONS AND TRANSPORTATION

                                  THE MINISTRY



                                    (SIGNED)

                              ANDRES CASO LOMBARDO



             SISTEMAS TELEFONICOS PORTATILES CELULARES, S.A. DE C.V.



                                    (SIGNED)



                          ANTONIO FERNANDEZ PALAZUELOS